EXHIBIT 10.13

MASTER LOAN SERVICING AGREEMENT

Dated as of ___________, 20______

by and between

LENDINGCLUB CORPORATION,
as Servicer
and

[_______________],
as Purchaser

This MASTER LOAN SERVICING AGREEMENT, dated as of [______], 20[__] (the “Effective Date”), by and between LendingClub Corporation, a Delaware corporation (“LendingClub”), as servicer (in such capacity, or any successor in interest or permitted assigns in such capacity, the “Servicer”) and [__________], a [______________], as a purchaser (in such capacity, the “Purchaser”).
RECITALS
WHEREAS, LendingClub and Purchaser have entered into that certain Master Loan Purchase Agreement of even date herewith (the “Purchase Agreement”), pursuant to which Purchaser will acquire from LendingClub, from time to time, certain loans evidenced by promissory notes and the related loan documents; and
WHEREAS, Purchaser desires that LendingClub service the loans acquired by Purchaser pursuant to the terms of the Purchase Agreement, and LendingClub and Purchaser desire to set forth the terms and conditions under which LendingClub will service such loans on behalf of Purchaser and its successors and assignees.
NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, and for other good and reasonable consideration, the receipt and adequacy of which are hereby acknowledged, Purchaser and Servicer hereby agree as follows:
ARTICLE I
DEFINITIONS

1.1	Defined Terms.
As used in this Agreement, the following terms shall have the meanings set forth below:
“Accepted Servicing Practices” means, with respect to each Loan, the servicing, administration and collections with respect to such Loan in the same manner and with the same care, skill, prudence and diligence with which Servicer services and administers loans similar to, such Loan in the ordinary course of its business, and in all events consistent with Applicable Law, the terms of the Loan Documents and commercially reasonable servicing practices in the loan servicing industry. Notwithstanding the foregoing, (i) referral of a Delinquent Loan to a Collection Agent shall be deemed to constitute commercially reasonable servicing practices, though Servicer shall have no obligation to make such a referral; (ii) Servicer shall have the right, at any time and from time to time and in a manner otherwise consistent with the Accepted Servicing Practices, to amend or waive any term of such Loan or, in the case of a Loan that is more than 120 days Delinquent, to cancel such Loan, in each case without the consent of Purchaser, provided that such amendment or waiver is, in Servicer’s reasonable determination, a practical way to obtain a reasonable recovery from such Loan; and (iii) Servicer shall not be prevented from implementing new programs, whether on an intermediate, pilot or permanent basis, or on a regional or nationwide basis, or from modifying its standards, policies and procedures with respect to the Accepted Servicing Practices as long as, in each case, Servicer does or would implement such programs or modify its standards, policies

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and procedures in respect of comparable Loans serviced and administered by Servicer in the ordinary course of its business.
“ACH” has the meaning set forth in Section 3.2(f)(ii).
“Addendum” has the meaning assigned to such term in the Purchase Agreement.
“Affiliate” means, with respect to any specified Person, any other Person controlling or controlled by or under common control with such specified Person. For the purposes of this definition, “control” when used with respect to any specified Persons, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms “controlling” and “controlled” have meanings correlative to the foregoing.
“Agreement” means this Master Loan Servicing Agreement, including all exhibits and schedules attached hereto or delivered in connection herewith, as such agreement may be amended, supplemented and modified from time to time.
“AML-BSA Laws” means, collectively, (i) the Bank Secrecy Act of 1970, as supplemented by the USA Patriot Act, and any rules and regulations promulgated thereunder; (ii) the Office of Foreign Assets Control’s (“OFAC”) rules and regulations regarding the blocking of assets and the prohibition of transactions involving Persons or countries designated by OFAC; and (iii) any other Applicable Laws relating to customer identification, anti-money laundering or preventing the financing of terrorism and other forms of illegal activity, each as amended.
“Ancillary Fees” means all ancillary servicing type fees or monies derived from or paid with respect to the Loans after the Purchase Date to the extent not otherwise prohibited by this Agreement, the related Loan Documents or Applicable Law, including, but not limited to, (i) all ancillary fees charged to  Borrowers, including, but not limited to, insufficient fund charges, name change fees and other similar Borrower fees, and (ii) all ancillary fees charged to Purchaser, including, but not limited to, collection and other fees paid to Collection Agents (or to Servicer where Servicer has collected amounts due on a Delinquent Loan), certain Bank and other administrative fees, reporting fees and other such fees and expenses. Servicer shall be entitled to retain amounts sufficient to cover all Ancillary Fees with respect to the Loans. Notwithstanding the foregoing, Ancillary Fees do not include Servicing Fees and all payments with respect to principal, interest, default interest, origination or similar fees and late fees attributable to the Loan.
“Applicable Law” and “Applicable Laws” mean all federal, state and local laws, statutes, rules, regulations and orders applicable to any Loan or any Party or relating to or affecting the servicing, collection or administration of any Loan, and all requirements of any Regulatory Authority having jurisdiction over a Party with respect to its activities hereunder, as any such laws, statutes, regulations, orders and requirements may be amended and in effect from time to time during the term of this Agreement.

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“Bank” means a bank, savings association, or credit union chartered in the United States, or a foreign depository institution acting through a U.S. bank branch, regulated by and subject to the authority of a Regulatory Authority.
“Borrower” means, with respect to each Loan, each Person or other obligor (including any co-borrower, co-maker, co-signor or guarantor) who is obligated under the terms of such Loan.
“Borrower Information” means any personally identifiable information or records in any form (oral, written, graphic, electronic, machine-readable, or otherwise) relating to a Borrower, including, but not limited to: a Borrower’s social security number, name, address, telephone number, account number, transactional account history or account status; the fact that the Borrower has a relationship with Purchaser or Servicer; certain information from a consumer report; and any other personally identifiable information.
“Business Day” means any day other than: (a) a Saturday or Sunday; (b) a legal or federal holiday in the United States; and (c) a day on which banking and savings and loan institutions in San Francisco, California, New York, New York, or the State of Utah are required or authorized by law or Regulatory Authority to be closed for business.
“Charge Off Date” has the meaning set forth in Section 3.2(c).
“Charge Off Policy” means the policy of Servicer for the charge off of loans included in its servicing portfolio, a complete and correct copy of which is attached hereto as Exhibit B, which policy may be modified or amended from time to time by Servicer in accordance with Accepted Servicing Practices and with notice thereof to Purchaser within five (5) Business Days (or such greater number of days as may be agreed to by Purchaser) after such modification or amendment.
“Charged Off Loan” has the meaning set forth in Section 3.2(c).
“Charged Off Loan Broker” means a broker of a Charged Off Loan, under an agreement between such broker and Servicer to which Purchaser may be contractually joined as a seller thereunder.
“Charged Off Loan Proceeds Fee” has the meaning set forth in Exhibit A to this Agreement.
“Charged Off Loan Purchaser” means a purchaser of a Charged Off Loan, under an agreement between such purchaser and Servicer to which Purchaser may be contractually joined as a seller thereunder.
“Claims Notice” has the meaning set forth in Section 5.3(b).
“Code” means the Internal Revenue Code of 1986, as amended from time to time.
“Collection Agent” means Servicer, if applicable, or any Person(s) designated by Servicer for the purpose of making collections in respect of Loans; provided, that Servicer may not designate for such purpose any Person entitled to impose a statutory lien upon any Loan to secure payment for services rendered by such Person.

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“Confidential Information” has the meaning set forth in Section 3.3(a).
“Delinquent” means, with respect to a Loan, the Monthly Payment due on a Due Date is not made by the close of business on the day prior to the next succeeding Due Date.
“Discloser” has the meaning set forth in Section 3.3(a).
“Disposition” has the meaning set forth in Section 6.5.
“Due Date” means, with respect to any Loan, the day of the calendar month on which the Monthly Payment is due on a Loan, exclusive of any grace period.
“Errors and Omissions Insurance” means Errors and Omissions Insurance to be maintained by Servicer in accordance with Section 3.5.
“GLB Act” means Title V of the Gramm-Leach-Bliley Act of 1999 and implementing regulations.
“Indemnified Party” has the meaning set forth in Section 5.3(c).
“Indemnified Purchaser Party” has the meaning set forth in Section 5.3(a).
“Indemnified Servicer Party” has the meaning set forth in Section 5.3(b).
“Indemnifying Party” has the meaning set forth in Section 5.3(c).
“Information Security Program” means written policies and procedures adopted and maintained to (i) ensure the security and confidentiality of Borrower Information; (ii) protect against any anticipated threats or hazards to the security or integrity of the Borrower Information; (iii) protect against unauthorized access to or use of the Borrower Information that could result in substantial harm or inconvenience to any Borrower and (iv) that fully comply with the applicable provisions of the Privacy Requirements.
“LendingClub” means LendingClub Corporation.
“Liquidated Loan” means a Loan which has been liquidated, whether by way of a payment in full, a disposition, a refinance, a compromise, a sale to a Charged Off Loan Purchaser or any other means of liquidation of such Loan.
“Liquidation Proceeds” means cash proceeds, if any, received in connection with the liquidation of a Liquidated Loan.
“Loan” means each Purchased Loan (as defined in the Purchase Agreement).
“Loan Documents” has the meaning assigned to such term in the Purchase Agreement.
“Loan Document Package” has the meaning assigned to such term in the Purchase Agreement.

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“Loan Modification” means, with respect to any Loan, any waiver, modification or variance of any term or any consent to the postponement of strict compliance with any term or any other grant of an indulgence or forbearance to the related Borrower in accordance with the Accepted Servicing Practices pursuant to Section 3.1.
“Losses” has the meaning set forth in Section 5.3(a).
“Material Adverse Change” means, with respect to any Person, any material adverse change in the business, financial condition, operations, or properties of such Person that would substantially prevent or impair the Person’s ability to perform any of its obligations under this Agreement (which impairment cannot be timely cured, to the extent a cure period is applicable).
“Material Adverse Effect” means, (a) with respect to a Party, (i) a Material Adverse Change with respect to such Party or any of its Affiliates taken as a whole; or (ii) a material adverse effect upon the legality, validity, binding effect or enforceability of this Agreement against such Party, or (b) with respect to a Loan, a material adverse effect upon the legality, validity, binding effect, collectability or enforceability of such Loan.
“Monthly Payment” means, with respect to any Loan, the monthly payment of principal and/or interest on a Loan.
“Multi-Party Agreement” has the meaning assigned to such term in the Purchase Agreement.
“Nonperforming Loan” means any Loan in respect of which at least two (2) Monthly Payments are Delinquent.
“Notice of Disposition” has the meaning set forth in Section 6.5.
“P&I Election Instructions” has the meaning set forth in Section 3.2(e).
“Parties” means Servicer and Purchaser together.
“Party” means either Servicer or Purchaser, as the context so requires.
“Person” means any individual, corporation, partnership, joint venture, association, limited liability company, joint-stock company, trust, unincorporated organization or other entity, including any government agency, commission, board, department, bureau or instrumentality.
“Power of Attorney” has the meaning set forth in Section 3.2(d).
“Principal Prepayment” means, with respect to any Loan, any payment or other recovery of principal on such Loan which is received in advance of the scheduled Due Date for the payment of such principal amount.
“Privacy Requirements” means (i) Title V of the Gramm-Leach-Bliley Act, 15 U.S.C. 6801 et seq.; (ii) federal regulations implementing such act and codified at 12 CFR Parts 40, 216, 332, and 573 and 16 C.F.R. Part 313; (iii) Interagency Guidelines Establishing Standards For

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Safeguarding Obligor Information and codified at 12 C.F.R. Parts 30, 208, 211, 225, 263, 308, 364, 568, and 570, and 16 C.F.R. Part 314; and (iv) other applicable federal, state and local laws, rules, regulations, and orders relating to the privacy and security of Borrower Information including, but not limited to, information security requirements promulgated by the Massachusetts Office of Consumer Affairs and Business Regulation and codified at 201 C.M.R. Part 17.00.
“Proceeds” has the meaning set forth in Section 3.2(e).
“Prohibited Disposition” has the meaning set forth in Section 6.5.
“Promissory Note” means, with respect to each Loan, the note or other evidence of the indebtedness of a Borrower.
“Purchase Agreement” means the Purchase Agreement as defined in the recitals above, as the same may be amended or otherwise modified from time to time.
“Purchase Date” means, with respect to each Loan, the date that such Loan is purchased by Purchaser under the Purchase Agreement.
“Purchaser” has the meaning set forth in the introductory paragraph.
“Purchaser Claims Notice” has the meaning set forth in Section 5.3(a).
“Purchaser Event of Default” has the meaning set forth in Section 7.1(c).
“Purchaser Online Account” means each online account established by Purchaser, as described in the Purchase Agreement.
“Recipient” has the meaning set forth in Section 3.3(a).
“Regulatory Authority” means any federal, state, county, municipal or local governmental or regulatory authority, agency, board, body, commission, instrumentality, court, tribunal or quasi-governmental authority having jurisdiction over a Party.
“Representatives” has the meaning set forth in Section 3.3(a).
“Servicer” has the meaning set forth in the introductory paragraph.
“Servicer Claims Notice” has the meaning set forth in Section 5.3(b).
“Servicer Employees” has the meaning set forth in Section 3.5.
“Servicer Event of Default” has the meaning set forth in Section 7.1(b).
“Servicer Physical Payment Address” means Servicer’s address where it maintains its books and records for the Servicing Files and, with respect to LendingClub in its capacity as Servicer, is (as of the Effective Date): 595 Market St. #200, San Francisco, CA 94105.

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“Servicing Compensation” means the compensation payable to Servicer hereunder consisting of (a) the Servicing Fee, (b) the Ancillary Fees and (c) the Charged Off Loan Proceeds Fee, if any.
“Servicing Fee” shall have the meaning assigned thereto in Exhibit A attached to this Agreement.
“Servicing File” means, with respect to each Loan, the items, documents, files and records pertaining to the servicing of such Loan, including, but not limited to, the computer files, data tapes, books, records, notes, copies of the Loan Documents and all additional documents generated as a result of or utilized in originating and/or servicing such Loan, which are delivered to or generated by Servicer, but excluding any underlying proprietary information of Servicer of a type not specifically associated with such Loan.
“Servicing Rights” means, with respect to any Loan, any and all of the following rights arising under this Agreement: (a) any and all rights to service such Loan; (b) the rights to payment of the Servicing Compensation (including any collection fees) with respect to such Loan; (c) the rights to all agreements or documents creating, defining or evidencing any such servicing rights to the extent they relate to such servicing rights and all rights of Servicer thereunder; (d) the rights to collect all payments of the Servicing Compensation (including any collection fees) as provided herein; and (e) the rights to maintain and use any and all Servicing Files and other data and information pertaining to such Loan, or pertaining to the past, present or prospective servicing of such Loan.
“Subcontractor” means any Person to whom Servicer delegates its duties hereunder pursuant to Section 2.2 hereof, including any Charged Off Loan Purchaser or Charged Off Loan Broker; provided, that Servicer may not so delegate its duties to any Person entitled to impose a statutory lien upon any Loan to secure payment for services rendered by such Person.
“Whole Loan Transfer” has the meaning assigned to such term in the Purchase Agreement.

1.2	Rules of Construction.
(a)    As used in this Agreement: (i) all references to the masculine gender shall include the feminine gender (and vice versa); (ii) all references to “include,” “includes,” or “including” shall be deemed to be followed by the words “without limitation”; (iii) references to any law or regulation refer to that law or regulation as amended from time to time and include any successor law or regulation; (iv) references to “dollars” or “$” shall be to United States dollars unless otherwise specified herein; and (v) unless otherwise specified, all references to days, months or years shall be deemed to be preceded by the word “calendar”; (vi) all references to “quarter” shall be deemed to mean calendar quarter.
(b)    The fact that any Party provides approval or consent shall not mean or otherwise be construed to mean that: (i) either Party has performed any due diligence with respect to the requested or required approval or consent, as applicable; (ii) either Party agrees that the item or information for which the other Party seeks approval or consent complies with any Applicable Law;

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(iii) either Party has assumed the other Party’s obligations to comply with all Applicable Law arising from or related to any requested or required approval or consent; or (iv) except as otherwise expressly set forth in such approval or consent, either Party’s approval or consent impairs in any way the other Party’s rights or remedies under the Agreement, including indemnification rights for any failure to comply with all Applicable Law.
ARTICLE II
PURCHASER’S ENGAGEMENT OF SERVICER TO PERFORM SERVICING

2.1	Contract for Servicing; Possession of Servicing Files.
From and after each Purchase Date and until the termination of this Agreement in accordance with Section 7.1, below, Purchaser appoints and contracts with Servicer as an independent contractor, subject to the terms of this Agreement, for the servicing of the Loans. Such appointment is irrevocable, except in the instances described in Section 7.1 below. Purchaser is the owner of the Servicing Rights relating to each Loan serviced by Servicer hereunder; provided, that Purchaser agrees not to contact, solicit or market to any Borrowers using information obtained hereunder.
Subject to the terms of this Agreement, Servicer shall have, as Purchaser’s independent contractor, all Servicing Rights associated with the Loans. Servicer shall establish and maintain a Servicing File with respect to each Loan in order to service such Loan pursuant to this Agreement. Each Loan Document and the contents of the Servicing File shall immediately vest in Purchaser and shall be retained and maintained, in trust, by Servicer at the will of Purchaser in such custodial capacity only. Each Servicing File shall be appropriately identified or recorded to reflect the ownership of the related Loan by Purchaser. Servicer shall release from its custody the contents of any Servicing File retained by it only in accordance with this Agreement, and Purchaser shall thereafter hold such Servicing File in accordance with the terms of this Agreement. Servicer shall maintain the Servicing Files and the Loan Documents electronically (to the extent that original documents are not required for purposes of realization of Loan proceeds), and such files and documents may be accessed through the Purchaser Online Account(s) or at the Servicer Physical Payment Address or such other physical location as designated by Servicer in writing; provided, however, that in no event shall such physical location be located outside the continental United States.
Record title to each Loan and the related Promissory Note shall remain in the name of Purchaser. Control and ownership of each Loan shall be established by an electronic record of such Loan (to the extent that original documents are not required for purposes of realization of Loan proceeds) that: (i) contains an identifiable and authoritative copy of the Loan Documents; (ii) identifies Purchaser as the purchaser of the Loan; (iii) is made available to Purchaser through the applicable Purchaser Online Account; (iv) is not altered to add or change the identification of Purchaser as purchaser of the Loan without the participation of Purchaser; and (v) is not revised except in accordance with the terms of this Agreement, the Loan Documents, or with the written consent of Purchaser, or unless required by Applicable Law; provided, however, that notwithstanding the foregoing, Purchaser hereby provides consent to Servicer to modify the applicable Loan Documents solely as is reasonably necessary to remedy any retroactive or future technical or ministerial issues in such Loan Documents (which remediation, for the avoidance of

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doubt, may include the removal of unnecessary or inapplicable Loan Documents delivered to the Purchaser Online Account(s), through Servicer’s online platform or deposited in any third party document vaults), agrees to cooperate with Servicer as is reasonably required to effect the foregoing remediation, and acknowledges that such modifications shall not violate the terms of this Section 2.1. Servicer shall maintain such electronic record for each Loan as bailee and custodian on behalf of Purchaser at all times during the term of this Agreement.

2.2	Assignment and Delegation of Duties.
Servicer may assign or delegate any of its duties and obligations hereunder to any Subcontractors or Collection Agents; provided that, unless otherwise agreed to between Servicer and Purchaser, Servicer shall remain responsible for the performance of such duties and obligations in accordance with the terms of this Agreement and shall be liable for the acts or omissions of any such Subcontractor or Collection Agent in performing the same, and any such assignment or delegation will not relieve Servicer of its liabilities and responsibilities with respect to such duties and obligations under this Agreement, and shall not constitute a resignation within the meaning of Section 6.2 hereof.
2.3    Assistance and Cooperation of Purchaser.
If any actions of Purchaser are necessary or appropriate in connection with the servicing and administration of the Loans hereunder, then Purchaser shall use its commercially reasonable efforts to perform such actions in a timely manner and to cooperate with and assist Servicer in connection with such actions; provided that, so long as LendingClub (or an Affiliate or other designee of LendingClub) remains Servicer under this Agreement, neither Purchaser nor any Person acting on behalf of Purchaser shall contact any Borrower about any matter without the prior written consent of Servicer, unless Purchaser or its designee (or an Affiliate thereof) is acting as a Collection Agent on behalf of Servicer.
ARTICLE III
SERVICING OF LOANS
3.1    Servicer to Service.
Servicer, as an independent contractor, shall service and administer each Loan from and after the related Purchase Date in accordance with Applicable Law, the Accepted Servicing Practices and the terms of this Agreement and shall have full power and authority, acting alone or through the utilization of Subcontractors, to do any and all things in connection with such servicing and administration as limited by the terms of this Agreement and Accepted Servicing Practices. Servicer’s general obligations with respect to the servicing of Loans hereunder shall include, without limitation, the following:
(a)    maintaining a bank account, address, or other electronic or physical facility to which Borrower is instructed to send payments due under the terms of each Loan;

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(b)    attempting to collect Borrower payments from that address on the schedule set forth in the applicable Loan Documents;
(c)    correctly posting Proceeds from all collected Borrower payments to the applicable Purchaser Online Account;
(d)    maintaining a toll free number (staffed between normal business hours (Pacific Time) during its regular Business Days) for Borrowers to call with inquiries with respect to the Loans, and responding to such inquiries;
(e)    responding to inquiries by any Regulatory Authority with respect to the Loans;
(f)    investigating and maintaining collection procedures for delinquencies, and delivering any reports on delinquencies as may be agreed upon by the Parties; and
(g)    processing final payments provided by Borrowers on the Loans.
Servicer may grant, permit or facilitate any Loan Modification for any Loan in accordance with the Accepted Servicing Practices and provided that such Loan Modification is, in Servicer’s reasonable determination, a practical way to obtain a reasonable recovery from such Loan. Servicer shall notify Purchaser through the applicable Purchaser Online Account of any Loan Modification granted, permitted or facilitated by Servicer. Servicer shall not charge any Borrower any fees not contemplated in the Loan Documents without giving effect to any Loan Modifications or other amendments or modifications directed by Servicer in accordance with this Agreement.
In furtherance of the foregoing, Servicer is hereby authorized and empowered to execute and deliver on behalf of itself and Purchaser, all notices or instruments of satisfaction, cancellation or termination, or of partial or full release, discharge and all other comparable instruments, with respect to the Loans; provided, however, that Servicer shall not be entitled to release, discharge, terminate or cancel any Loan or the related Loan Documents unless (i) such Loan is a Charged Off Loan, (ii) Servicer shall have received payment in full of all principal, interest and fees owed by the Borrower related thereto, or (iii) Servicer accepts a reduced payment of principal, interest and fees owed on such Loan that is a Nonperforming Loan, in each case in accordance with the Accepted Servicing Practices. If reasonably required by Servicer, Purchaser shall furnish Servicer with any powers of attorney and other documents necessary or appropriate to enable Servicer to carry out its servicing and administrative duties under this Agreement, and Servicer shall indemnify and hold Purchaser harmless for any costs, liabilities or expenses incurred by Purchaser in connection with any use of such power of attorney by Servicer or its agents in breach of this Agreement.
Notwithstanding anything to the contrary herein, Servicer shall comply with the commercially reasonable written instructions of Purchaser necessary to comply with any regulatory requirements applicable to, or agreed to by, Purchaser or any supervisory rules agreed to or imposed on Purchaser and delivered to Servicer from time to time with respect to the servicing of the Loans. It is understood by the Parties hereto that in the event of any conflict between this Agreement and Purchaser’s written instructions, Purchaser’s written instructions shall control; provided, however, that in the event that there is a conflict between Purchaser’s written instructions and any Applicable

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Law, the Accepted Servicing Practices, or the Loan Documents, Servicer shall use commercially reasonable efforts to provide Purchaser with prompt notice of such conflict, and in such case, the Applicable Law, the Accepted Servicing Practices or the Loan Documents shall control, in the foregoing order of priority, to resolve the conflict.
3.2    Collection of Payments and Liquidation of Loans.
(a)    Collection of Payments. Continuously from the related Purchase Date until the date each Loan becomes a Liquidated Loan or otherwise ceases to be subject to this Agreement, in accordance with the Accepted Servicing Practices, Servicer shall use commercially reasonable efforts to collect all Monthly Payments and any other payments due under each of the Loans when the same shall become due and payable.
(b)    Loss Mitigation. With respect to any Loan, in accordance with the Accepted Servicing Practices, Servicer shall use commercially reasonable efforts to realize upon Loans in such a manner that reasonably attempts to maximize the receipt of principal and interest for Purchaser, including pursuing any Loan Modification pursuant to Section 3.1 or pursuing other loss mitigation or other default recovery actions consistent with the Accepted Servicing Practices.
(c)    Charged Off Loans. Promptly following any Loan satisfying the charge off criteria as set forth in its Charge Off Policy, Servicer shall, in accordance with the Charge Off Policy, charge off the related Loan (the date of such charge off being the “Charge Off Date” and each such Loan, a “Charged Off Loan”). Servicer may, but is not required to, facilitate the sale and transfer of the Loan and the Loan Documents for such Charged Off Loan to a Charged Off Loan Purchaser (other than Charged Off Loans that are deemed non-conforming or ineligible for purchase by such Charged Off Loan Purchaser) and Servicer shall be relieved of its ongoing servicing and collection obligations hereunder, except with respect to causing any proceeds to be deposited into the applicable Purchaser Online Account pursuant to Sections 3.2(e) and (f). In connection with the sale and transfer of any Charged Off Loan pursuant to the terms of this Section 3.2(c), Purchaser (i) authorizes Servicer to remove any Loan Documents delivered to any Purchaser Online Account(s), through Servicer’s online platform or deposited in any third party document vaults related to such Charged Off Loans, and agrees to cooperate with Servicer as is reasonably required to effect the foregoing removal, and (ii) hereby makes the following representations and warranties to Servicer as of the date of such sale and transfer:

(A)
Purchaser is the sole legal, beneficial and equitable owner of such Loan and has good and marketable title thereto, and has the right to assign, sell and transfer such Loan free and clear of any lien, pledge, charge, claim, security interest or other encumbrance, and Purchaser has not sold, assigned or otherwise transferred any right or interest in or to such Loan and has not pledged such Loan as collateral for any debt or other purpose, except as contemplated under this Agreement or the Purchase Agreement; and

(B)
Purchaser is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and is in good standing with every regulatory body having jurisdiction over its activities of Purchaser, except

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where the failure to do so would not reasonably be expected to have a Material Adverse Effect on Purchaser. If Purchaser is a Bank, (i) Purchaser is chartered under U.S. federal or state banking laws, or (ii) Purchaser is a foreign depository institution that will act for purposes of this Agreement solely through United States branches that are subject to U.S. federal or state banking laws.
(d)    Power of Attorney. Concurrent with the signing of this Agreement, Purchaser shall deliver a fully executed, notarized Power of Attorney in the form attached hereto as Exhibit C (the “Power of Attorney”), naming Servicer as Purchaser’s attorney-in-fact to: (i) carry out the terms of Section 3.2(c) in connection with the sale and transfer of a Charged Off Loan; (ii) if applicable, execute a joinder agreement joining Purchaser to an agreement or agreements between Servicer and (A) a Charged Off Loan Broker and/or (B) a Charged Off Loan Purchaser; and (iii) take any action and execute any instruments or documents that Servicer may deem reasonably necessary or advisable to transfer and convey each of the Charged Off Loans from Purchaser to a Charged Off Loan Purchaser or its successors or assignees in accordance with this Agreement and the Purchase Agreement. In order to facilitate a Charged Off Loan Purchaser in establishing proper chain of title of the related Charged Off Loan, Purchaser hereby agrees that (a) Servicer may provide the Power of Attorney to such Charged Off Loan Purchaser upon reasonable request, provided that such Charged Off Loan Purchaser has agreed to treat such Power of Attorney as confidential information and share it only as is required by Applicable Law or an applicable Regulatory Authority to establish such ownership and right; and (b) its name and status as former owner of the related Charged Off Loan may be disclosed as is necessary for such Charged Off Loan Purchaser to enforce its rights with respect to the related Charged Off Loan.
(e)    Establishment of and Deposits to the Applicable Purchaser Online Account.
Prior to its purchase of Loans, Purchaser shall establish the related Purchaser Online Account(s), in accordance with the terms of the Purchase Agreement. Purchaser shall grant and provide Servicer with rights to cause funds to be deposited into and withdrawn from the Purchaser Online Account(s) for the purpose of performing its servicing functions pursuant to this Agreement.
Servicer shall cause to be deposited into the applicable Purchaser Online Account within four (4) Business Days of the receipt of payment by Servicer (but not by an agent of Servicer, Subcontractor or Collection Agent) the following collections received from the Loans and payments made by the related Borrowers after each Purchase Date (clauses (i) through (v) below, collectively, the “Proceeds”):

(i)	all payments on account of principal on the Loans, including all Principal Prepayments;

(ii)	all payments on account of interest and fees (excluding Ancillary Fees) on the Loans;

(iii)	all Liquidation Proceeds;

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(iv)	to the extent not otherwise included in any other clauses of this Section 3.2(e), any net proceeds from the Loans whether by any Subcontractor or Collection Agent; and

(v)	any other collections from the Loans and any other amounts required to be deposited or transferred into the applicable Purchaser Online Account pursuant to this Agreement;
provided, however, that Servicer or the originating Bank shall be entitled to withhold and retain any interest and fees that accrued on any Loans prior to their respective Purchase Dates. Following the deposit of Proceeds due to Purchaser into a Purchaser Online Account, Servicer will distribute or reinvest principal and interest Proceeds in accordance with Purchaser’s elections set forth on Exhibit D to this Agreement (the “P&I Election Instructions”) with respect to all Loans. The P&I Election Instructions provided by Purchaser to Servicer in connection with the execution of this Agreement shall be effective as of the date they are accepted by Servicer in writing and will apply for each subsequent calendar month during the term of this Agreement, unless superseded by new P&I Election Instructions provided by Purchaser to Servicer.
Notwithstanding the above, Liquidation Proceeds due to Purchaser from the sale of Charged Off Loans sold on behalf of Purchaser will be retained by Servicer until the expiration of any period during which any Charged Off Loan Purchaser is contractually permitted to require repurchase by Purchaser and/or Servicer on behalf of Purchaser under any agreement relating to the sale of Charged Off Loans to which Purchaser and/or Servicer on behalf of Purchaser is a party.
In the event that Servicer receives any payments on any Loans directly from or on behalf of the Borrower or any payments at a Servicer Physical Payment Address, Servicer shall receive all such payments in trust for the sole and exclusive benefit of Purchaser, and shall cause to be deposited into the applicable Purchaser Online Account within six (6) Business Days of receipt by Servicer (but not by an agent of Servicer, Subcontractor or Collection Agent) all such payments described in this Section 3.2.
Notwithstanding the foregoing, (a) payments in the nature of Servicing Compensation may be retained by Servicer and need not be deposited into the Purchaser Online Account(s), and (b) Servicer may net any amounts that it is entitled to hereunder against any funds for deposit to the Purchaser Online Account(s) in accordance with Section 3.2(f). Any benefit derived from funds deposited into the Purchaser Online Account(s) shall accrue to the benefit of Purchaser.
(f)    Permitted Netting and Withdrawal of Proceeds.
Servicer shall, from time to time, be allowed to offset against Proceeds prior to deposit into the applicable Purchaser Online Account and, if necessary, withdraw from the applicable Purchaser Online Account funds for the following purposes:

(i)	to pay itself the earned and unpaid Servicing Compensation on such dates as determined by Servicer, subject to providing prior notice as described below; or

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(ii)
to remove funds transferred in error or funds that are required to be returned for any reason (including for the avoidance of doubt, a Borrower’s failed automated clearing house (“ACH”) payment or a Borrower’s ACH payment that is returned after settlement), subject in each case to providing information regarding the offset or withdrawal as described below.

In the case of clause (i) above, prior to the netting or withdrawal or, in the case of clause (ii) above, within five (5) Business Days after the netting or withdrawal, Servicer shall provide Purchaser with information regarding any netting or withdrawal of funds subject to clauses (i) or (ii) above, together with reasonable supporting details. Servicer shall keep and maintain, in a digital format reasonably acceptable to Purchaser, separate accounting records, on a Loan by Loan basis, for the purpose of substantiating any deposits into and withdrawals from the applicable Purchaser Online Account or netting of Proceeds as permitted above.
(g)    Credit/Other Reporting.
Servicer shall accurately and fully furnish, in accordance with the Fair Credit Reporting Act and its implementing regulations, as well as Servicer’s own policies and practices, accurate and complete information (e.g., favorable and unfavorable) on its Borrower credit files to each of the following credit repositories, as applicable: Trans Union, LLC, Experian Information Solution, Inc. and Equifax, Inc.
Servicer shall deliver or otherwise make available to Purchaser or its designee the following reports in a digital format during the term of this Agreement:

(i)
a monthly statement with respect to the previous month that includes a list of all Loans and the delinquency status of all Loans, including a list of any Loans that were fully repaid or became Charged Off Loans during such month, which statement will be delivered within the first fifteen (15) days of each month;

(ii)	a daily report listing certain characteristics of any Loans; and

(iii)	such other information as may be reasonably agreed to by the Parties.
3.3    Confidentiality/Protecting Customer Information.
(a)    Confidential Information.

(i)
During the term of this Agreement, a Party (the “Recipient”) may receive or have access to certain information of the other Party (the “Discloser”) including, though not limited to, records, documents, proprietary information, technology, software, trade secrets, financial and business information, or data related to such other Party’s products (including the discovery, invention, research, improvement, development, manufacture, or sale thereof), processes, or general business operations (including sales,

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costs, profits, pricing methods, organization, employee or customer lists and process), whether oral, written, or communicated via electronic media or otherwise disclosed or made available to a Party or to which a Party is given access pursuant to this Agreement by the other Party, and any information obtained through access to any information assets or information systems (including computers, networks, voice mail, etc.), that, if not otherwise described above, is of such a nature that a reasonable person would believe to be confidential (together, “Confidential Information”). In addition to the foregoing, this Agreement shall also be deemed to be “Confidential Information.” Recipient shall protect the disclosed Confidential Information by using the same degree of care, but no less than a reasonable degree of care, to prevent the unauthorized use, dissemination, or publication of the Confidential Information as Recipient uses to protect its own Confidential Information of a like nature. Recipient’s obligations shall only extend to (a) information that is marked as confidential at the time of disclosure, (b) information that is unmarked (e.g., orally, visually or tangibly disclosed) but which the Discloser informs the Recipient should be treated as confidential at the time of disclosure, or (c) information that a reasonable person would understand to be confidential. This Agreement imposes no obligation upon Recipient with respect to information that: (1) was in Recipient’s possession before receipt from Discloser as evidenced by its books and records prior to the receipt of such information; (2) is or becomes a matter of public knowledge through no fault of Recipient, or its employees, consultants, advisors, officers or directors or Affiliates; (3) is rightfully received by Recipient from a third party without a duty of confidentiality; (4) is disclosed by Discloser to a third party without a duty of confidentiality on the third party; (5) is independently developed by Recipient without reference to the Confidential Information; (6) is disclosed under operation of law (including in connection with any applicable court order (to which either Recipient or a counter-party of Recipient is subject), law, or regulation, or a regulatory examination of either Party or any of its Affiliates); or (7) is disclosed by Recipient with Discloser’s prior written approval. In addition to the foregoing, Purchaser covenants that it will not use, in violation of any Applicable Law, any material non-public information that has been provided to it by Servicer in Purchaser’s decision to invest in any securities issued by Servicer, provided that the Loans shall not be considered securities for the purposes of this Section 3.3(a). Recipient may disclose Confidential Information to its officers, directors, employees, trustees, members, partners, potential and existing financing sources (including, with respect to Purchaser, any potential or existing investor in, and Person acting as a trustee or service provider in connection with, asset-backed securities for which the Loans are included in the collateral or trust assets), advisors or representatives (including, without limitation, attorneys, accountants, insurers, rating agencies, consultants, bankers, financial advisors, custodian and backup servicer) (collectively, “Representatives”) who need to have access to such

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Confidential Information provided that such Representatives are subject to a confidentiality agreement or any other agreement containing applicable confidentiality provisions which shall be consistent with and no less restrictive than the provisions of this Section 3.3. Servicer may disclose the Power of Attorney to the extent permitted under Section 3.2(d) of this Agreement. Recipient shall be responsible for any breach of this Section 3.3(a) by any of its Representatives.

(ii)
For so long as LendingClub (or an Affiliate or other designee of LendingClub) is Servicer, prior to the termination of this Agreement, if Purchaser is, becomes, or has or hereafter acquires a [___] percent ([___]%) or greater equity interest (including in the form of convertible debt, warrants or options) interest in, an entity that could reasonably be determined to compete with LendingClub in facilitating, providing and acquiring loans, securitizing, selling or servicing loans or investing in companies that do the foregoing or otherwise engages in businesses similar to LendingClub then Purchaser shall provide prompt written notice to LendingClub of such interest.

(b)    Additional Confidentiality and Security. In addition to its general obligation to comply with Applicable Law and the obligations of Section 3.3(a), the Purchaser shall also adhere to the following requirements regarding the confidentiality and security of Borrower Information and Loan Documents:
(i)    Protection And Security Of Individual Borrower Information.

(1)	the Purchaser shall maintain at all times an Information Security Program.

(2)
the Purchaser shall assess, manage, and control risks relating to the security and confidentiality of Borrower Information, and shall implement the standards relating to such risks in the manner set forth in the applicable provisions of the Privacy Requirements.

(3)
Without limiting the scope of the above, the Purchaser shall use at least the same physical and other security measures to protect all Borrower Information in the Purchaser’s possession or control, as the Purchaser uses for its own confidential and proprietary information.

(4)	At Servicer’s reasonable request, Servicer may review and request details with respect to Purchaser’s Information Security Program.

(ii)	Compliance With Privacy Requirements. The Purchaser shall comply with all applicable Privacy Requirements.

(iii)	Unauthorized Access to Borrower Information. Purchaser will provide Servicer with notice of any violation of the GLB Act by Purchaser or any

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actual security breach that includes Borrower Information, in each case to the extent that Purchaser has actual knowledge of such violation or breach and if and to the extent such notice to the Borrower is required by Applicable Law.
The Parties agree that any breach or threatened breach of this Section 3.3(b) or Section 3.4 of this Agreement could cause not only financial harm, but also irreparable harm to Servicer; and that money damages may not provide an adequate remedy for such harm. In the event of a breach or threatened breach of this Section 3.3(b) or Section 3.4 of this Agreement by Purchaser, Servicer shall, in addition to any other rights and remedies it may have, be entitled to (1) seek equitable relief, including, without limitation, an injunction (without the necessity of posting any bond or surety) to restrain such breach; and (2) pursue all other remedies Servicer may have at law or in equity.
Following the termination of this Agreement, each Party agrees that it will destroy all copies of Confidential Information of the other Party, without retaining any copies thereof, and destroy all copies of any analyses, compilations, studies or other documents prepared by it or for its use containing or reflecting any Confidential Information; provided, however, that notwithstanding the foregoing, each Party may retain such limited copies or materials containing Confidential Information of the other Party and Borrower Information for customary document retention and audit purposes or as required by Applicable Law. Any Confidential Information retained pursuant to this provision shall remain subject to the terms of this Agreement.

3.4	No Use of Borrower Information.
In the course of purchasing and holding Loans, Purchaser may have access to certain Borrower Information. Purchaser (i) will not utilize, and will not permit any Affiliate to utilize, Borrower Information for any purpose not in connection with the transactions contemplated under this Agreement, and (ii) will not contact any Borrower for any purpose. Purchaser agrees that Borrower Information will not be disclosed or made available to any third party, agent or employee for any reason whatsoever, other than with respect to: (1) Purchaser’s authorized employees, agents or representatives on a “need to know” basis in order for Purchaser to perform its obligations under this Agreement and other agreements related to the Loans, provided that such agents or representatives are subject to a confidentiality agreement which shall be consistent with and no less restrictive than the provisions of this Article III; and (2) as required by Applicable Law or as otherwise permitted by this Agreement, either during the term of this Agreement or after the termination of this Agreement, provided that, prior to any disclosure of Borrower Information as required by Applicable Law, Purchaser shall, if permitted by Applicable Law, (I) not disclose any such information until it has notified Servicer in writing of all actual or threatened legal compulsion of disclosure, and any actual legal obligation of disclosure promptly upon becoming so obligated, and (II) cooperate to the fullest extent possible with all lawful efforts by Servicer to resist or limit disclosure. To the extent that Purchaser maintains or accesses any Borrower Information, Purchaser shall comply with all Applicable Law regarding use, disclosure and safeguarding of any and all consumer information.
3.5    Insurance.

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Servicer shall maintain, at its own expense, a fidelity bond and “Errors and Omissions” insurance, with broad coverage on all officers, employees or other persons under Servicer’s direct control acting in any capacity requiring such Persons to handle funds, money, documents or papers relating to the Loans (but excluding any Subcontractors and Collection Agents) (“Servicer Employees”). Any such fidelity bond and Errors and Omissions Insurance policy shall protect and insure Servicer against losses, including forgery, theft, embezzlement, fraud, errors and omissions and negligent acts of such Servicer Employees. No provision of this Section 3.5 requiring such Errors and Omissions Insurance policy shall diminish or relieve Servicer from its duties and obligations as set forth in this Agreement.
Servicer shall (on behalf of itself and its Affiliates and Subcontractors) at all times and at its sole cost and expense, also keep in full force and effect until one (1) year after termination of this Agreement, (i) comprehensive general liability insurance policies providing coverage in an amount totaling at least [_____] ($[_____]) (satisfied through any combination of primary and secondary policies and including any umbrella policy) and (ii) workers compensation insurance in compliance with Applicable Law.
Unless otherwise agreed to by Purchaser, all insurance policies will be with insurers rated a minimum of “A minus” by A.M. Best.
Upon the request of Purchaser, Servicer shall cause to be delivered to Purchaser a certificate of insurance evidencing such required coverages.
3.6    Bankruptcies.
In the event that a Borrower files any bankruptcy proceedings, Servicer may (but shall not be required to) represent Purchaser’s interest in any bankruptcy proceedings relating to the Borrower in accordance with the Accepted Servicing Practices.
ARTICLE IV
GENERAL SERVICING PROCEDURES
4.1    Satisfaction of Loans and Release of Loan Documents.
Upon the receipt of all payments in satisfaction of any Loan in accordance with Section 3.2 of this Agreement, Servicer shall release or otherwise deliver a satisfaction, cancellation or termination notice or instrument for the related Loan Documents to the Borrower. Servicer shall provide appropriate notification to the Borrower of the satisfaction in full of such Loan and the cancellation and/or termination of the related Promissory Note, as required by Applicable Law or any Regulatory Authority, or otherwise in accordance with the provision of services hereunder, within the time frame so prescribed.
4.2    Servicing Compensation.
Servicer and Purchaser acknowledge and agree that as consideration to Servicer for servicing the Loans subject to this Agreement, Purchaser shall be responsible for paying Servicer all Servicing

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Compensation in respect of each Loan that is the subject of this Agreement during any month or part thereof, in each case as and when the same shall become due and payable to Servicer.
ARTICLE V
REPRESENTATIONS, WARRANTIES AND COVENANTS
5.1    Representations and Warranties of Servicer.
As a condition to the consummation of the transactions contemplated hereby, Servicer hereby makes the following representations and warranties, or covenants, as applicable, at all times that Servicer continues to service Loans hereunder, to Purchaser:

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(a)Due Organization, Licensing and Qualification. Servicer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware to carry on its business as now being conducted and is qualified and in good standing in each state where a property is located if the laws of such state require qualification in order to conduct business of the type conducted by Servicer, except to the extent that the failure to obtain or maintain any such qualification would not reasonably be expected to have a Material Adverse Effect with respect to Servicer.
(b)Authority and Binding Agreement. Servicer has the full corporate power and authority to execute and deliver this Agreement and to perform in accordance herewith; the execution, delivery and performance of this Agreement (including all instruments of transfer to be delivered pursuant to this Agreement) by Servicer, and the consummation of the transactions contemplated hereby have been duly and validly authorized; this Agreement evidences the valid, binding and enforceable obligation of Servicer.
(c)Ability to Perform. Assuming full and complete performance by Purchaser with its covenants and obligations hereunder, Servicer does not believe, nor does it have any reason or cause to believe, that it cannot perform in all material respects its covenants and obligations contained in this Agreement.
(d)No Consent or Approval Required. No consent, approval, license, registration, authorization or order of any Regulatory Authority is required for the execution, delivery and performance by Servicer of, or compliance by Servicer with this Agreement, including the servicing of each Loan hereunder, or if required, such consent, approval, license, registration, authorization or order has been obtained prior to the related Purchase Date for such Loan except where the failure to obtain such consent, approval, license, registration, authorization or order would not be expected to have a Material Adverse Effect with respect to Servicer or the Loans (but only with respect to the Loans as to which Servicer is not able to service as a result of such failure).
(e)No Proceedings. There are no judgments, proceedings or investigations pending against Servicer or, to the best knowledge of Servicer, threatened in writing against Servicer, before any court, regulatory body, administrative agency or other governmental instrumentality having jurisdiction over Servicer or its properties: (i) asserting the invalidity of this Agreement; (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement; or (iii) seeking any determination or ruling that could reasonably be expected to have a Material Adverse Effect with respect to Servicer or the Loans (but only with respect to the Loans as to which Servicer is not able to service as a result of such determination or ruling).
(f)Accuracy of Information. The outstanding principal balance, payment history and charge off status of such Loan made available by Servicer to Purchaser through the Purchaser Online Account or through Servicer’s online platform as to such Loan is reported accurately in all material respects; provided, that Servicer does not make any representation or warranty as to the correctness of any information provided by any Borrower except as contemplated by Section 4.2(u) of the Purchase Agreement.

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(g)Ordinary Course of Business. The consummation of the transactions contemplated by this Agreement is in the ordinary course of business of Servicer.
(h)No Conflicts. Neither the execution and delivery of this Agreement, the acquisition and performance of the servicing responsibilities by Servicer, the transactions contemplated hereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement, will conflict with or result in a breach of any of the terms, conditions or provisions of Servicer’s charter or by-laws or any legal restriction or any agreement or instrument to which Servicer is now a party or by which it is bound, or constitute a default or result in an acceleration under any of the foregoing, unless such conflict or breach could not be expected to have a Material Adverse Effect with respect to Servicer, materially impair or interfere with the ability of Servicer to service the Loans, or materially impair the aggregate value, collectability or performance of the Loans.
(i)No Default. Servicer is not in default under, and no event or condition exists that after the giving of notice or lapse of time or both would constitute an event of default under, any material mortgage, indenture, contract, agreement, judgment or other undertaking, to which Servicer is a party except where such default or event of default could not be expected to have a Material Adverse Effect with respect to Servicer or a material impairment of the ability of Servicer to service the Loans or the enforceability or collectability of the Loans.
(j)Data Integrity. All material information provided by Servicer to Purchaser through Servicer’s platform relating to the servicing of each Loan is true, correct and consistent, in all material respects, with the information obtained or generated by Servicer in connection with its servicing of each such Loan, except as would not be expected to have a Material Adverse Effect with respect to Servicer. The foregoing is not intended to be a verification of any information provided by the related Borrower (A) that has been obtained in connection with the underwriting and acquisition of each such Loan or (B) that is not otherwise verified as part of the servicing of such Loan by Servicer in connection with the performance of its duties and obligations hereunder, and Servicer makes no representation or warranty as to the accuracy or truthfulness of such information. Purchaser acknowledges that it is assuming the risk of any incorrect or false information provided by a Borrower.
(k)No Material Change. There has been no Material Adverse Change with respect to Servicer that would affect Servicer’s ability to perform under this Agreement since the date of Servicer’s most recent financial statements, which are made publicly available through filings with the United States Securities and Exchange Commission.

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(l)Compliance with Law and Accepted Servicing Practices. Servicer (i) is in material compliance with all Applicable Laws, including all applicable AML-BSA Laws, and (ii) is not in violation of any order of any Regulatory Authority or other board or tribunal, except, in the case of both (i) and (ii), where any such noncompliance or violation would not reasonably be expected to have or result in a Material Adverse Effect with respect to Servicer or a material impairment of the ability of Servicer to service the Loans or the enforceability or collectability of the Loans; and Servicer has not received any notice that Servicer is not in material compliance in any respect with any of the requirements of any of the foregoing; Servicer has maintained in all material respects all records required to be maintained by any applicable Regulatory Authority; and Servicer is in material compliance with the Accepted Servicing Practices.
(m)Solvency. Servicer is solvent and there has not been commenced by or against the Servicer any voluntary or involuntary bankruptcy petition, nor has Servicer made an offer or assignment or compromise for the benefit of creditors.
(n)Tax Returns. Servicer has filed all tax returns (federal, state and local) required to be filed by it, such tax returns are true and accurate in all material respects, and Servicer has paid or made adequate provision for the payment of all taxes and other assessments and governmental charges, except in each case as would not reasonably be expected to have or result in a Material Adverse Effect with respect to Servicer.
(o)No Modification. Servicer has not amended the terms of the Loan Documents except as permitted by and in accordance with the Accepted Servicing Practices or the Loan Documents.
5.2    Representations, Warranties and Covenants of Purchaser.
As a condition to the consummation of the transactions contemplated hereby, Purchaser hereby makes the following representations and warranties, or covenants, as applicable, at all times prior to the termination of this Agreement, to Servicer:
(a)    Due Organization, Licensing and Qualification. Purchaser is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and is in good standing with every regulatory body having jurisdiction over its activities, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect with respect to Purchaser. If Purchaser is a Bank, (i) Purchaser is chartered under U.S. federal or state banking laws, or (ii) Purchaser is a foreign depository institution that will act for purposes of this Agreement solely through United States branches that are subject to U.S. federal or state banking laws.
(b)    Authority and Binding Agreement. Purchaser has the full corporate power and authority to execute and deliver this Agreement and to perform in accordance herewith; the execution, delivery and performance of this Agreement (including all instruments of transfer to be delivered pursuant to this Agreement) by Purchaser and the consummation of the transactions contemplated hereby have been duly and validly authorized; this Agreement evidences the valid, binding and enforceable obligation of Purchaser and all requisite corporate action has been taken by Purchaser to make this Agreement valid and binding upon Purchaser in accordance with its terms.

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(c)    Ability to Perform. Assuming full and complete performance by Servicer with its covenants and obligations hereunder, Purchaser does not believe, nor does it have any reason or cause to believe, that it cannot perform in all material respects its covenants and obligations contained in this Agreement.
(d)    Ability to Service. To the extent that Purchaser or its designee may be designated as a Collection Agent at any time, or otherwise take any responsibility in the servicing of Loans, Purchaser or such designee has experience servicing Loans, with the facilities, procedures and experienced personnel necessary for the sound servicing of Loans hereunder.
(e)    No Consent or Approval Required. No consent, approval, license, registration, authorization or order of any Regulatory Authority is required for the execution, delivery and performance by Purchaser of, or compliance by Purchaser with this Agreement, including the holding of each Loan hereunder, or if required, such consent, approval, license, registration, authorization or order has been obtained prior to the related Purchase Date for such Loan, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect on Purchaser or the Loans.
(f)    Compliance with Law. Purchaser:

(i)
(A) is in material compliance with all Applicable Laws, including all applicable AML-BSA Laws; (B) is not in violation of any order of any Regulatory Authority or other board or tribunal except where such violation would not reasonably be expected to have or result in a Material Adverse Effect with respect to Purchaser; and (C) has not received any notice that Purchaser is not in material compliance in any respect with any of the requirements of any of the foregoing;

(ii)	has maintained in all material respects all records required to be maintained by any applicable Regulatory Authority; and

(iii)
shall promptly provide to Servicer upon Servicer’s reasonable request (A) identifying information and/or documentation about its directors, officers, employees, signors and/or beneficial owners as required by Servicer, including no less than annual updates to such information or annual confirmations that the information provided in the previous year remains true and correct; and (B) any additional information or documentation as is reasonably required for Servicer to comply with Applicable Laws, including but not limited to any identifying information or documentation required with respect to AML-BSA Laws.

5.3    Indemnification and Notice of Claims.
(a)    Servicer’s Indemnification.

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(i)    Indemnified Purchaser Party. Servicer shall indemnify and hold harmless Purchaser and its Affiliates, trustees, directors, officers, employees, members, managers, representatives, stockholders and agents (each, an “Indemnified Purchaser Party”) from and against any claims, losses, damages, liabilities, costs and expenses (including, but not limited to, reasonable and documented attorneys’ fees incurred in connection with the defense of any actual, or threatened action, proceeding or claim, or any investigations with respect thereto, but specifically excluding any fees allocable to in-house counsel) (collectively, “Losses”) to the extent that such Losses directly arise out of, and are imposed upon any such Indemnified Purchaser Party by reason of, (a) any material breach by Servicer of any covenant, agreement, representation or warranty of Servicer contained in this Agreement or (b) Servicer’s gross negligence or willful misconduct in the performance of its duties under this Agreement.
(ii)    Exceptions. Notwithstanding Section 5.3(a)(i) above, Servicer shall have no obligation to do any of the following: (A) except for acts or omissions that constitute fraud, gross negligence or willful misconduct of Servicer or its employees or agents, indemnify any Indemnified Purchaser Party for any punitive damages or for any actual or lost profits of such Indemnified Purchaser Party, regardless of whether Servicer knew or was aware of such possible Losses; or (B) indemnify or hold harmless an Indemnified Purchaser Party from and against any Losses to the extent such Losses result from the negligence or willful misconduct of or material breach of this Agreement by any potential Indemnified Purchaser Party.
(iii)    Purchaser Claims Notice. Purchaser shall be responsible for making any claim for indemnity pursuant to this Section 5.3(a) on behalf of any Indemnified Purchaser Party. Purchaser shall provide written notice (a “Purchaser Claims Notice”) to Servicer describing any claim for indemnity pursuant to Section 5.3(a)(i) within sixty (60) days after the date on which Purchaser has or receives notice of or otherwise has actual knowledge of the applicable breach to the extent such breach is not otherwise known to Servicer.
(iv)    Servicer Response Process. If Servicer disagrees with the claim set forth in a Purchaser Claims Notice, Servicer shall formally dispute the claim in a writing delivered to Purchaser within thirty (30) days of receipt of such Purchaser Claims Notice. If Servicer does not elect to dispute the claim, Servicer shall within sixty (60) days of its receipt of the Purchaser Claims Notice either pay the applicable indemnification amount to Purchaser and/or other applicable Indemnified Purchaser Party.
(v)    Assignment and Multi-Party Agreements. For the avoidance of doubt, (a) Purchaser hereby acknowledges that it bears the risk of non-payment by the Borrowers and associated credit-related losses in respect thereof, and indemnification shall not be available for any such non-payment or associated losses under this Agreement, (b) to the extent that any rights of Purchaser hereunder, or under the Purchase Agreement (including any executed Addenda) or any Multi-Party Agreement are assigned or otherwise transferred to a third party in accordance with the terms of this Agreement or such other agreements, as applicable, any such assignee or beneficiary shall not, unless the transfer was made in a Whole Loan

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Transfer or otherwise consented to in writing by Servicer, be permitted to claim indemnification hereunder and, if the transfer was made in a Whole Loan Transfer or any such consent shall have been provided by Servicer, shall be bound by the limits on indemnification contained in this Section 5.3(a) as if such assignee or beneficiary were Purchaser, and such assignee or beneficiary may only claim indemnity in conjunction with, or in place of, Purchaser and (c) multiple recoveries for any single breach shall not be permitted.
(vi)    Repurchase Obligation. Nothing in this Section 5.3 is intended to or shall limit the rights of Purchaser under Sections 7.1 and 7.2 of the Purchase Agreement.
(b)    Purchaser’s Indemnification. Purchaser shall indemnify and hold harmless Servicer and its Affiliates, trustees, directors, officers, employees, members, managers, representatives, stockholders and agents (each, an “Indemnified Servicer Party”) from and against any Losses incurred by Servicer in connection with this Agreement to the extent that such Losses directly arise out of, and are imposed upon any such Indemnified Servicer Party by reason of, (a) any material breach by Purchaser of Sections 2.1, 2.3, 3.2, 3.3, 3.4, 4.2 or 5.2 of this Agreement or (b) Purchaser’s gross negligence or willful misconduct in the performance of its duties under this Agreement. Servicer shall provide written notice (a “Servicer Claims Notice”, and together with a Purchaser Claims Notice and as the context suggests, each a “Claims Notice”) to Purchaser describing any claim for indemnity pursuant to this Section 5.3(b) within sixty (60) days after the date on which Servicer has or receives notice of or otherwise has actual knowledge of the applicable breach to the extent such breach is not otherwise known to Purchaser. In the case of any claim for indemnity made pursuant to this Section 5.3(b), if Purchaser does not dispute the claim made by Servicer in writing within thirty (30) days of receipt of the related Servicer Claims Notice, Purchaser shall make payment of the applicable indemnification amount to Servicer within sixty (60) days of receipt of the related Servicer Claims Notice. Notwithstanding the foregoing, Purchaser shall have no obligation to do any of the following:   (i) except for acts or omissions that constitute fraud, gross negligence or willful misconduct of Purchaser or its employees or agents, indemnify any Indemnified Servicer Party for any punitive damages or for any actual or lost profits of such Indemnified Servicer Party, regardless of whether Purchaser knew or was aware of such possible Losses, or (ii) indemnify or hold harmless an Indemnified Servicer Party from and against any Losses to the extent such Losses result from the negligence or willful misconduct of or breach of this Agreement by any Indemnified Servicer Party.
(c)    Notice of Claims. Each Party against whom a claim for indemnity pursuant to this Section 5.3(c) shall have been made (each, an “Indemnifying Party”) shall have the right to defend the Person seeking such indemnity (each, an “Indemnified Party”) with counsel of such Indemnifying Party’s choice in respect of any third party claim, so long as (i) such counsel is reasonably satisfactory to the Indemnified Party, (ii) the Indemnifying Party shall have provided written notice to the Indemnified Party, within thirty (30) days after receipt by the Indemnifying Party of the related Claims Notice, indicating that the Indemnifying Party will indemnify the Indemnified Party in accordance with the terms of this Section 5.3 and (iii) the Indemnifying Party conducts the defense of the third party claim or matter actively and diligently. The Indemnified Party shall have the right to retain separate co-counsel and participate in the defense of any such

MASTER LOAN SERVICING AGREEMENT – Page 25

claim or matter; provided that any related attorneys’ fees shall not be indemnifiable Losses unless the Indemnifying Party and the Indemnified Party are both defendants in the matter for which the indemnity is sought and the Indemnified Party shall have been advised by counsel representing the Parties that an actual conflict of interest would arise in such counsel’s continued representation of both Parties. Knowledge by an Indemnified Party of any breach or non-compliance hereunder shall not constitute a waiver of such Indemnified Party’s rights and remedies under this Agreement unless such Indemnified Party shall have failed to notify the applicable Indemnifying Party of such breach or non-compliance in a timely manner in accordance with the terms of this Article V. No express or implied waiver by an Indemnified Party of any default hereunder shall in any way be, or be construed to be, a waiver of any other default. The failure or delay of an Indemnified Party to exercise any of its rights granted hereunder regarding any default shall not constitute a waiver of any such right as to any other default, and any single or partial exercise of any particular right granted to an Indemnified Party hereunder shall not exhaust the same or constitute a waiver of any other right provided herein.
ARTICLE VI
ADDITIONAL PROVISIONS

6.1.	Limitation on Liability of Servicer and Others.
Neither Servicer nor any of the directors, officers, employees or agents of Servicer shall have any liability to Purchaser for taking any action or refraining from taking any action in good faith pursuant to this Agreement, or for errors in judgment, provided, however, that this provision shall not protect Servicer or any such Person against any material breach of any covenants, warranties or representations made herein or any liability for Servicer’s gross negligence or willful misconduct. Servicer and any director, officer, employee or agent of Servicer may rely in good faith, without investigation, on any document of any kind as prima facie evidence that such document was properly executed and submitted by any Person respecting any matters arising hereunder. Servicer shall not be under any obligation to appear in, prosecute or defend any legal action which is unrelated to its duties to service the Loans in accordance with this Agreement and which in its opinion may involve it in any expense or liability, provided, however, that Servicer may undertake any such action which it may deem necessary or desirable in respect of this Agreement and the rights and duties of the Parties hereto. In such event, notwithstanding anything to the contrary herein, Servicer shall be entitled to full and prompt reimbursement from Purchaser for the reasonable legal expenses and costs of such action.

MASTER LOAN SERVICING AGREEMENT – Page 26

6.2.Limitation on Resignation by Servicer. Servicer shall not resign from the obligations and duties hereby imposed on it except by mutual consent of Servicer and Purchaser or upon Servicer’s reasonable determination that its duties hereunder are no longer permissible under Applicable Law and such incapacity cannot be cured by Servicer without unreasonable costs or expenses. Any such determination permitting the resignation of Servicer shall be in the reasonable discretion of Servicer.
6.3.Relationship With Customers. Purchaser acknowledges that LendingClub will maintain an ongoing relationship with the Borrower of each Loan, and Purchaser agrees that it will have no marketing rights with respect to any Borrower.
6.4.Business Continuity and Disaster Recovery Plan. Servicer shall, at its own expense, design, implement, and maintain a business continuity and disaster recovery program and viable response and recovery capabilities for the services provided hereunder. As part of its periodic assessment of availability risks, Servicer shall consider the need for geographic diversification of document storage, software/data backup storage, and workplace and systems recovery, as described in the Federal Financial Institutions Examination Council’s Business Continuity Planning IT Examination Handbook. At a minimum, Servicer’s core processing facilities and operations will include full weekly backup and daily incremental backup to ensure minimal exposure to systems failure. Servicer will make commercially reasonable efforts to ensure the continuity of operations. Upon Purchaser’s request, Servicer shall provide a copy of its business continuity and disaster recovery program summary to Purchaser and/or permit Purchaser to review Servicer’s business continuity and disaster recovery plans at Servicer’s location. Servicer shall regularly, but no less than annually, test its business continuity and disaster recovery capabilities. Servicer shall update its plans in a timely manner. In the event of a natural or other disaster beyond Servicer’s control that interrupts Servicer’s performance of any services described hereunder for any period, Servicer shall respond to such disaster in a commercially reasonable time period in accordance with the procedures contained in the business continuity and disaster recovery plans in order to resume performance of such services.

MASTER LOAN SERVICING AGREEMENT – Page 27

6.5.Transfer and Notice of Transfer. In the event that Purchaser plans, intends or agrees to sell, assign, transfer, pledge, hypothecate or otherwise dispose of its interests in Loan(s) (each such action being a “Disposition”), Purchaser shall only use Servicer’s publicly available information to describe Servicer and its products (including the Loans) in any such solicitation. Purchaser shall obtain Servicer’s prior written consent with respect to any different or additional descriptions, information or materials concerning or relating to Servicer and its products (including the Loans) in any such solicitation. Purchaser shall provide written notice to Servicer of any proposed Disposition at least sixty (60) days prior to contacting any potential purchaser, assignee or transferee with respect to such proposed Disposition (the “Notice of Disposition”). Notwithstanding anything in the Purchase Agreement or this Agreement, Purchaser shall not make a Disposition of any Loans being serviced by Servicer to any Person if Servicer reasonably determines that such Person is or is likely to take actions that will be detrimental to Servicer’s ability to continue to service such Loans in accordance with Applicable Law, Accepted Servicing Practices, Servicer’s customary “know-your-customer” requirements, and/or any other Servicer policies and procedures as required by Applicable Law (a “Prohibited Disposition”). Servicer must provide written notice to Purchaser that Servicer has determined that a Disposition constitutes a Prohibited Disposition no later than sixty (60) days after Servicer receives the related Notice of Disposition. The Parties agree that any Prohibited Disposition could cause not only financial harm, but also irreparable harm to Servicer, and that money damages may not provide an adequate remedy for such harm. Accordingly, if Purchaser seeks to complete or completes a Prohibited Disposition, Servicer shall be entitled to (1) seek equitable relief, including, without limitation, an injunction (without the necessity of posting any bond or surety) to stop or reverse such Prohibited Disposition, and (2) pursue all other remedies Servicer may have at law or in equity. Unless otherwise agreed in writing by Servicer, to the extent that the Disposition is permitted under this Section 6.5, Purchaser shall cause such purchaser, assignee or transferee to agree to be bound by the standard and customary terms of Servicer’s then-current form of loan servicing agreement.

ARTICLE VII
TERMINATION
7.1    Termination.
i.This Agreement shall remain in effect until the earlier of: (i) such date as all Loans become Liquidated Loans and the Purchase Agreement is no longer in effect; or (ii) the earlier termination of this Agreement in accordance with this Section 7.1.
ii.This Agreement shall be terminable at the sole option of Purchaser upon the occurrence of any of the following events, to the extent such events have a Material Adverse Effect with respect to Servicer (each, a “Servicer Event of Default”):

(i)
failure by Servicer to duly observe or perform in any material respect any of its covenants, obligations or agreements set forth in this Agreement (but not any representations or warranties, which are addressed in clause (iv) below) that continues unremedied for a period of thirty (30) days after the earlier of the date upon which Servicer knew of such failure or its receipt of written

MASTER LOAN SERVICING AGREEMENT – Page 28

notice of such failure, requiring the same to be remedied, from Purchaser; or

(ii)
a decree or order of a court or agency or supervisory authority or Regulatory Authority having jurisdiction for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, including bankruptcy, marshalling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against Servicer and such decree or order shall have remained in force undischarged or unstayed for a period of thirty (30) days; or

(iii)
Servicer shall consent to the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings of or relating to Servicer or of or relating to all or substantially all of its property; or

(iv)
any representation or warranty made by Servicer shall prove to be untrue or incomplete in any material respect when made such as to create a Material Adverse Effect with respect to Servicer on a consolidated basis (or, with respect to the representations and warranties in Sections 5.1(d) and (e), a Material Adverse Effect with respect to Servicer or the Loans (but only with respect to the Loans as to which Servicer is not able to service as a result of such failure, determination or ruling, as applicable)), which continues unremedied for a period of thirty (30) days after receipt by Servicer of written notice of such failure, requiring the same to be remedied, from Purchaser; or

(v)
any failure by Servicer to make any undisputed payment, transfer or deposit into the Purchaser Online Account(s) as required by this Agreement which continues unremedied for a period of five (5) Business Days after Servicer’s receipt of notice of such failure from Purchaser; or

(vi)
any Regulatory Authority shall have condemned, seized or appropriated, or to have assumed custody or control of, all or any substantial part of the property of Servicer, or shall have taken any action to displace the management of Servicer or to curtail its authority in the conduct of the business of Servicer, or takes any action in the nature of enforcement to remove or prohibit Servicer from acting as a servicer of loans;

Notwithstanding the foregoing, if a Servicer Event of Default only applies to (A) Loans sold to Purchaser pursuant to the terms of a particular Addendum or Addenda, (I) this Agreement shall be terminable at the sole option of Purchaser with respect to such Loans only and (II) this Agreement shall remain in full force and effect with respect to any other Loans sold to Purchaser pursuant to the terms of any other Addendum or Addenda; or (B) any other subset of the Purchaser’s portfolio of Loans (rather than the portfolio of Loans as a whole), (I) this Agreement shall be terminable at

MASTER LOAN SERVICING AGREEMENT – Page 29

the sole option of Purchaser with respect to such Loans only and (II) this Agreement shall remain in full force and effect with respect to any other Loans sold to Purchaser.
In addition, this Agreement will automatically terminate if (A) Servicer shall make an offer or assignment or compromise for the benefit of its creditors, or (B) there shall be commenced by or against Servicer any voluntary or involuntary bankruptcy, insolvency or similar proceedings and, in the case of an involuntary proceeding, either such proceedings remain undismissed or unstayed for a period of sixty (60) days or any of the actions sought in such proceedings shall occur.
In each and every case that the Servicer Event of Default is continuing, in addition to whatsoever rights that Purchaser may have at law or equity to damages, including injunctive relief and specific performance, Purchaser may, by notice in writing to Servicer, terminate all the rights and obligations of Servicer under this Agreement with respect to the applicable Loans and in and to the servicing contract established hereby and the proceeds thereof, except as incurred prior to the effective date of such termination.
i.    This Agreement shall be terminable at the sole option of Servicer, upon the occurrence any of the following events (each, a “Purchaser Event of Default”):

(vii)
failure by Purchaser to duly observe or perform in any material respect any of its covenants, obligations or agreements set forth in this Agreement that continues unremedied for a period of thirty (30) days after the earlier of the date upon which Purchaser knew of such failure or its receipt of written notice of such failure, requiring the same to be remedied, from Servicer;

(viii)
failure by Purchaser to satisfy its obligations to compensate Servicer for its servicing activities as set forth in this Agreement that continues unremedied for a period of thirty (30) days after the earlier of the date upon which Purchaser knew of such failure or its receipt of written notice of such failure, requiring the same to be remedied, from Servicer;

(ix)
a decree or order of a court or agency or supervisory authority or Regulatory Authority having jurisdiction for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, including bankruptcy, marshalling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against Purchaser and such decree or order shall have remained in force undischarged or unstayed for a period of thirty (30) days; or

(x)
any representation or warranty made by Purchaser shall prove to be untrue or incomplete in any material respect when made such as to create a Material Adverse Effect with respect to Purchaser on a consolidated basis, which continues unremedied for a period of thirty (30) days after receipt by Purchaser of written notice of such failure, requiring the same to be remedied, from Servicer; or

MASTER LOAN SERVICING AGREEMENT – Page 30

(xi)
Purchaser shall consent to the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings of or relating to Purchaser or of or relating to all or substantially all of its property; or

(xii)
(A) Purchaser shall make an offer or assignment or compromise for the benefit of its creditors, or (B) there shall be commenced by or against Purchaser any voluntary or involuntary bankruptcy, insolvency or similar proceedings and, in the case of an involuntary proceeding, either such proceedings remain undismissed or unstayed for a period of sixty (60) days or any of the actions sought in such proceedings shall occur. Purchaser shall provide Servicer with written notice immediately upon the occurrence of a Purchaser Event of Default pursuant to this clause (vi) (without regard for the sixty (60) day cure period with respect to involuntary proceedings under clause (B)).

i.    Upon receipt by either Party of such written notice of termination, or upon automatic termination, all authority and power of Servicer under this Agreement, whether with respect to the applicable Loans or otherwise, shall pass to and be vested in Purchaser or its designee, and all Servicing Rights with respect to Loans shall be immediately assigned, transferred and conveyed to Purchaser or its designee. Servicer shall prepare, execute and deliver to Purchaser (or its designee) any and all applicable documents and other instruments, place in such successor’s possession all applicable Servicing Files, and, in a timely manner, do or cause to be done all other acts or things necessary or appropriate to effect the purposes of such notice of termination, including but not limited to the transfer of the applicable Loans and related Loan Documents and servicing data. Servicer shall, in a timely manner, cooperate with Purchaser (or its designee) in effecting the termination of the servicing responsibilities and rights hereunder and the transfer of the servicing functions and the Servicing Files, including without limitation, the transfer to such successor for administration by it of all cash amounts which shall at the time be credited by Servicer to the applicable Purchaser Online Account(s) or thereafter received with respect to the applicable Loans. Servicer shall be entitled only to any applicable accrued and unpaid Servicing Compensation through the date upon which Servicer’s duties and responsibilities expire pursuant to Section 7.2.
ii.    By a written notice, either Party may waive any default by the other in the performance of its obligations hereunder and its consequences. Upon any waiver of a past default, such default shall cease to exist. No such waiver shall extend to any subsequent or other default or impair any right consequent thereto except to the extent expressly so waived.
7.2    Transfer to Purchaser.
Simultaneously with the termination of Servicer’s responsibilities and duties under this Agreement pursuant to Section 7.1, Purchaser shall (i) succeed to and assume all of Servicer’s responsibilities, rights, duties and obligations under this Agreement simultaneously with the termination of Servicer’s responsibilities, duties and liabilities under this Agreement with respect to the applicable Loans or (ii) appoint a successor to succeed to all rights and assume all of the responsibilities, duties and liabilities of Servicer under this Agreement simultaneously with the

MASTER LOAN SERVICING AGREEMENT – Page 31

termination of Servicer’s responsibilities, duties and liabilities under this Agreement with respect to the applicable Loans. In the event that Servicer’s duties, responsibilities and liabilities under this Agreement should be terminated pursuant to Section 7.1, Servicer shall discharge such duties and responsibilities during the period from the date it acquires knowledge of such termination until the earlier of: (x) the effective date it receives notice from Purchaser that a successor servicer has assumed such duties and responsibilities; or (y) the date that is thirty (30) days following the date of notification of termination; with the same degree of diligence and prudence that it is obligated to exercise under this Agreement, and shall take no action whatsoever that might impair or prejudice the rights or financial condition of its successor.
Within thirty (30) days of a termination pursuant to Section 7.1, Servicer shall prepare, execute and deliver to Purchaser or the successor entity and place in Purchaser’s or such successor’s possession all applicable Servicing Files, and, in a timely manner, do or cause to be done all other acts or things necessary or appropriate to effect the purposes of such notice of termination, including but not limited to the transfer of the applicable Servicing Files and related documents. Servicer shall, in a timely manner, cooperate with Purchaser in effecting the termination of Servicer’s responsibilities and rights hereunder and the transfer of servicing responsibilities to Purchaser or the successor entity, including without limitation, the transfer to Purchaser or the successor entity for administration by it of all cash amounts which shall at the time be credited by Servicer to the applicable Purchaser Online Account(s) or thereafter received with respect to the applicable Loans with the exception of cash amounts representing Servicing Compensation for which Servicer is entitled to pursuant to Section 7.1(e).
7.3    Survival.
The provisions of Sections 3.3, 5.3, 8.3, 7.3, 8.4, 8.5 and 8.14 shall survive any termination of this Agreement.
ARTICLE VIII
MISCELLANEOUS PROVISIONS

8.1.	Notices.
All demands, notices and communications hereunder shall be in writing to the respective parties as follows:
If to Purchaser:
[Address]
Attention:

Email:

If to Servicer:
LendingClub Corporation

MASTER LOAN SERVICING AGREEMENT – Page 32

595 Market St. #200
San Francisco, CA 94105
Attention: Chief Capital Officer
Email: vkay@lendingclub.com

With a copy to (which will not constitute notice):

LendingClub Corporation
595 Market St. #200
San Francisco, CA 94105
Attention: General Counsel
Email: bpace@lendingclub.com
or to such other address as the Party to whom notice is given may have previously furnished to the others in writing in the manner set forth above. Any notice or communication delivered in person will be deemed effective upon delivery. Any notice or communication sent by facsimile, email, or air courier will be deemed effective on the first Business Day following the day on which such notice or communication was sent. Any notice or communication sent by registered or certified mail will be deemed effective on the third Business Day at the place from which such notice or communication was mailed following the day on which such notice or communication was mailed.

8.2.	Severability.
Any part, provision, representation or warranty of this Agreement that is prohibited or not fully enforceable in any jurisdiction, will be ineffective only to the extent of such prohibition or unenforceability without otherwise invalidating or diminishing either Party’s rights hereunder or under the remaining provisions of this Agreement in such jurisdiction, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable in any respect any such provision in any other jurisdiction.

8.3.	Place of Delivery and Governing Law.
This Agreement shall be deemed in effect when a fully executed counterpart thereof is received by Purchaser in the State of Delaware and shall be deemed to have been made in the State of Delaware.
THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS WITHOUT GIVING EFFECT TO CONFLICT OF LAWS PRINCIPLES THEREOF.

8.4.	Submission to Jurisdiction; Waiver of Jury Trial.
EACH PARTY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF DELAWARE FOR PURPOSES OF ALL

MASTER LOAN SERVICING AGREEMENT – Page 33

LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. EACH PARTY CONSENTS TO PROCESS BEING SERVED IN ANY SUIT, ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT, OR ANY DOCUMENT DELIVERED PURSUANT HERETO BY THE MAILING OF A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, RETURN RECEIPT REQUESTED, TO ITS RESPECTIVE ADDRESS SPECIFIED AT THE TIME FOR NOTICES UNDER THIS AGREEMENT.
EACH PARTY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY, WAIVES (TO THE EXTENT PERMITTED BY APPLICABLE LAW) ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY OF ANY DISPUTE ARISING UNDER OR RELATING TO THIS AGREEMENT AND AGREES THAT ANY SUCH DISPUTE SHALL BE TRIED BEFORE A JUDGE SITTING WITHOUT A JURY.

8.5.	LIMITATION OF LIABILITY.
EXCEPT FOR ACTS OR OMISSIONS THAT CONSTITUTE FRAUD, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, IN NO EVENT SHALL EITHER PARTY OR ANY OF ITS RESPECTIVE AFFILIATES, BENEFICIARIES, ASSIGNEES OR SUCCESSORS (BY ASSIGNMENT OR OTHERWISE) BE LIABLE TO THE OTHER PARTY OR TO ANY OTHER ENTITY FOR ANY LOST PROFITS, COSTS OF COVER, OR OTHER SPECIAL DAMAGES, OR ANY PUNITIVE, EXEMPLARY, REMOTE, CONSEQUENTIAL, INCIDENTAL OR INDIRECT DAMAGES, UNDER THIS AGREEMENT INCURRED OR CLAIMED BY ANY PARTY OR ENTITY (OR SUCH PARTY OR ENTITY’S OFFICERS, DIRECTORS, STOCKHOLDERS, MEMBERS OR OWNERS), HOWEVER CAUSED, ON ANY THEORY OF LIABILITY.

8.6.	Further Agreements.
Purchaser and Servicer each agree to execute and deliver to the other such reasonable and appropriate additional documents, instruments or agreements as may be necessary or appropriate to effectuate the purposes of this Agreement.

8.7.	Successors and Assigns; Assignment of Servicing Agreement.
This Agreement shall bind and inure to the benefit of and be enforceable by Servicer and Purchaser and the respective successors and assigns of Servicer and Purchaser. Except as otherwise provided in this Agreement, the rights and obligations of either Party under this Agreement shall not be assigned without the prior written consent of the other Party, and any such assignment without the prior written consent of the other Party shall be null and void.

MASTER LOAN SERVICING AGREEMENT – Page 34

8.8.	Amendment; Waiver.
Except as otherwise expressly provided herein, Purchaser and Servicer may amend this Agreement, from time to time, in a writing signed by duly authorized officers of Servicer and Purchaser; provided, however, that Servicer may reduce or otherwise waive its rights under Exhibit A in a writing signed by a duly authorized officer of Servicer. No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the Party against whom such waiver or modification is sought to be enforced.

8.9.	Exhibits.
The exhibits to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.

8.10.	Costs.
Unless otherwise provided for in this Agreement, each of Purchaser and Servicer shall bear its own costs and expenses in connection with this Agreement, including without limitation any commissions, fees, costs, and expenses, including those incurred in relation to due diligence performed or legal services provided in connection with this Agreement.

8.11.	Counterparts.
This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument. The Parties agree that this Agreement and signature pages may be transmitted between them by facsimile or by electronic mail and that faxed, PDF or DocuSign (or other e-signature) signatures may constitute original signatures and that a faxed, PDF or DocuSign (or other e-signature) signature page containing the signature (faxed, PDF, DocuSign (or other e-signature) or original) is binding upon the Parties.

8.12.	No Joint Venture or Partnership.
Each Party hereto (including any of its respective permitted successors and assignees) acknowledges and agrees that such Party will not hold itself out as an agent, partner or co-venturer of any other Party hereto and that this Agreement and the transactions contemplated hereby, including the payment of any fees or the reimbursement of any expenses, is not intended and does not create an agency, partnership, joint venture or any other type of relationship between or among the Parties hereto, except to the extent that any independent contractual relationship established hereby.

8.13.	Entire Agreement.
As of the Effective Date, each Party hereby acknowledges and agrees that this Agreement, together with the exhibits hereto, represents the complete and entire agreement between the Parties, and shall supersede all prior written or oral statements, agreements or understandings between the Parties relating to the subject matter of this Agreement.

MASTER LOAN SERVICING AGREEMENT – Page 35

8.14.	No Petition.
Notwithstanding any prior termination of this Agreement, to the fullest extent permitted by Applicable Law, each Party agrees that it shall not institute, or join any other Person in instituting, a petition or a proceeding that causes (a) the other Party to be a debtor under any federal or state bankruptcy or similar insolvency law or (b) a trustee, conservator, receiver, liquidator, or similar official to be appointed for such other Party or any substantial part of any of its property.

8.15.	Force Majeure.
If any Party reasonably anticipates being unable or is rendered unable, wholly or in part, by an extreme and unexpected force outside the control of such Party (including, but not limited to, act of God, legislative enactments, strikes, lock-outs, riots, acts of war, epidemics, fire, communication line or power failure, earthquakes or other disasters) to carry out its obligations under this Agreement, that Party shall give to the other Party in a commercially reasonable amount of time written notice to that effect, the expected duration of the inability to perform and assurances that all available means will be employed to continue and/or restore performance. Upon receipt of the written notice, the affected obligations of the Party giving the notice shall be suspended so long as such Party is reasonably unable to so perform and such Party shall have no liability to the other for the failure to perform any suspended obligation during the period of suspension; however, the other Party may at its option terminate this Agreement.

[Signature Page Follows]

MASTER LOAN SERVICING AGREEMENT – Page 36

IN WITNESS WHEREOF, the parties hereto have caused to be duly authorized, executed and delivered, as of the date first above written, this MASTER LOAN SERVICING AGREEMENT.
LENDINGCLUB CORPORATION
(Servicer)

By:	_____________________________

Name:	_______________________

Title:	_______________________
[__________________]
(Purchaser)

By:	_______________________________ Name: _________________________ Title: __________________________

MASTER LOAN SERVICING AGREEMENT – Signature Page

EXHIBIT A

CERTAIN FEES
Servicing Fee: With respect to LendingClub (or an Affiliate or other designee of LendingClub) acting as Servicer, and as determined for each calendar month (as of the last day of each such month), the Servicing Fee shall be equal to the product of (1) 1/12, (2) the outstanding principal balance of all Loans being serviced by Servicer under the Servicing Agreement as of the end of each month (collectively, the “Assets”), and (3) a “Fee Percentage” equal to a number of basis points (the “Fee Percentage”) depending upon the amount of Assets, calculated as follows:

Amount of Assets        Fee Percentage
Any Amount            [_____] ([_____]%)

The Servicing Fee shall be payable by Purchaser (or any subsequent holder of the Loans) monthly in arrears.
Charged Off Loan Proceeds Fee: The fee from the sale of Charged Off Loans sold on behalf of Purchaser shall be up to [_____]% (or such other percentage as is made publicly available by Servicer) of the Liquidation Proceeds of such sale.
Servicer is entitled to certain other fees, including Ancillary Fees, separate and apart from the above listed fees.

MASTER LOAN SERVICING AGREEMENT – Exhibit A

EXHIBIT B

CHARGE OFF POLICY

MASTER LOAN SERVICING AGREEMENT – Exhibit B

MASTER LOAN SERVICING AGREEMENT – Exhibit B

EXHIBIT C

POWER OF ATTORNEY

From [____________], as Purchaser, to
LendingClub Corporation, as Servicer

KNOW ALL PERSONS BY THESE PRESENTS:

WHEREAS, reference is made to the Master Loan Servicing Agreement, dated as of [______], 20__, between LendingClub Corporation, a Delaware corporation (“LendingClub”), as servicer (in such capacity, the “Servicer”) and [__________], a [______________] as a purchaser (in such capacity, the “Purchaser”) (as such agreement may be amended, supplemented and modified from time to time, the “Loan Servicing Agreement”).

WHEREAS, in connection with the Loan Servicing Agreement, Purchaser agrees to constitute and appoints Servicer and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact of Purchaser with full power and authority in the place and stead of Purchaser, and in the name of Purchaser or in its own name, from time to time, for the purpose of carrying out the terms of the Loan Servicing Agreement as related to the Charged Off Loans and complying with the terms of the related Loan Document Packages, and to take any action and execute any instruments or documents that Servicer may deem reasonably necessary or advisable to accomplish the purposes of the Loan Servicing Agreement as related to the Charged Off Loans and complying with the terms of the related Loan Document Packages.

Capitalized terms used and not defined herein have the meanings assigned to them in the Loan Servicing Agreement.

NOW, THEREFORE, Purchaser does hereby:

1.    constitute and appoint Servicer and any officer or agent thereof (which are referred to herein collectively as “Attorneys” and individually as “Attorney”) with full power of substitution, as its true and lawful attorney-in-fact of Purchaser with full power and authority in the place and stead of Purchaser, and in the name of Purchaser or in its own name, from time to time:

(a)    to carry out the terms of Section 3.2(c) of the Loan Servicing Agreement in connection with the sale and transfer of a Charged Off Loan;

(b)    if applicable, to execute a joinder agreement joining Purchaser to an agreement or agreements between Servicer and (A) a Charged Off Loan Broker and/or (B) a Charged Off Loan Purchaser;

(c)    to take any action and execute any instruments or documents that Servicer may deem reasonably necessary or advisable to transfer and convey each of the Charged Off Loans from Purchaser to a Charged Off Loan Purchaser or

MASTER LOAN SERVICING AGREEMENT – Exhibit C

its successors or assignees in accordance with the Loan Servicing Agreement and the Purchase Agreement;

2.    further authorize and empower each such Attorney, for and in the place and stead of Purchaser and in the name of Purchaser: (a) to file and record this Power of Attorney with the appropriate public officials; and (b) to appoint and name such substitute attorneys with all authority and powers hereunder, provided that such substitute attorneys are duly elected and qualified officers of Purchaser; and

3.    agree that any Attorney may provide this Power of Attorney to a Charged Off Loan Purchaser upon reasonable request of such Charged Off Loan Purchaser, provided that such Charged Off Loan Purchaser has agreed to treat this Power of Attorney as confidential information and share it only as is required by Applicable Law or an applicable Regulatory Authority to establish such ownership and right.

Purchaser covenants and grants to the Attorneys full authority and power to execute any documents and instruments and to do and perform any act that is necessary or appropriate to effect the intent and purposes of the foregoing authority and powers hereunder. Purchaser further ratifies and confirms each act that the Attorneys shall lawfully do or cause to be done in accordance with the authority and powers granted hereunder. The foregoing authority and powers granted hereunder shall not be deemed breached by reason of any action or omission of any Attorneys appointed hereunder. Purchaser covenants and agrees that, from time to time at the request of Servicer, Purchaser shall execute instruments confirming all of the foregoing authority and powers of any Attorneys.

Without actual notice to the contrary, any person may rely on authorities and powers granted hereunder and any actions of the Attorneys taken pursuant to such authorities and powers as the valid, binding and enforceable actions of Servicer and that all conditions hereunder to the exercise of such actions by the Attorneys have been completed and are satisfied. No person to whom this Power of Attorney is presented, as authority for Attorney to take any action or actions contemplated hereby, shall be required to inquire into or seek confirmation from Purchaser as to the authority of Attorney to take any action described herein, or as to the existence of or fulfillment of any condition to this Power of Attorney, which is intended to grant to Attorney unconditionally the authority to take and perform the actions contemplated herein, and Purchaser irrevocably waives any right to commence any suit or action, in law or equity, against any person or entity which acts in reliance upon or acknowledges the authority granted under this Power of Attorney.

This Power of Attorney is revocable by Purchaser upon thirty (30) days’ written notice to Servicer.

THIS POWER OF ATTORNEY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS WITHOUT GIVING EFFECT TO CONFLICT OF LAWS PRINCIPLES THEREOF.

MASTER LOAN SERVICING AGREEMENT – Exhibit C

IN WITNESS WHEREOF, this Power of Attorney is executed by Purchaser on this _____ day of __________, 20__.

[___________________],
as Purchaser

By:
Name:
Title:

ACKNOWLEDGMENT

STATE OF ________________        §
§
COUNTY OF ______________        §

On the _____ day of ___________________, 20__, before me personally appeared the above-named _________________________________ of [Company], to me known and known to me to be the ____________________________ of said company, and acknowledged said instrument so executed to be his/her free act and deed in said capacity and the free act and deed of said company.

Notary Public
Printed Name:
My Commission Expires:

MASTER LOAN SERVICING AGREEMENT – Exhibit C

EXHIBIT D

ELECTION TO REINVEST OR DISTRIBUTE PRINCIPAL AND INTEREST

Pursuant to Section 3.2(e) of the Master Loan Servicing Agreement, dated as of [_____] (as may be amended, supplemented or otherwise modified from time to time, the “Servicing Agreement”), by and between [_______________] (“Purchaser”) and LendingClub Corporation (“LendingClub”), Purchaser makes the following elections regarding the reinvestment or disbursement of principal and interest Proceeds.
Select one of the two following options:

•	(1) Reinvest principal and interest*

•	(2) Distribute principal and interest
For option #2, please also select distribution (a) timing and (b) payment type:

(a)	☐ Monthly ACH**

(b)	☐ Monthly Wire**

(c)	☐ Daily Wire
______________________
*Principal and interest will be reinvested in accordance with the terms of the Purchase Agreement.
**Monthly P&I distributions will be made on or around the 10th of each month.

If Purchaser has previously made elections regarding the monthly reinvestment or disbursement of principal and interest, Purchaser acknowledges and agrees that the election set forth above shall supersede and replace any such prior elections in their entirety and, once effective, shall serve as the sole and complete election regarding the reinvestment or distribution of principal and interest applicable to each Purchaser Online Account (as defined in the Purchase Agreement).

PURCHASER:
[_____________________]

By: ____________________________
Name:
Title:

MASTER LOAN SERVICING AGREEMENT – Exhibit D